Exhibit 99.01

Woodhead Industries Reports Fiscal Third Quarter Results

   Operating Profits Increased 36%

DEERFIELD, IL – July 29, 2005 — Woodhead Industries, Inc., (NASDAQ: WDHD) today announced financial results for its fiscal third quarter ended July 2, 2005. The company reported third quarter revenue of $57.0 million, up $4.3 million, or 8.2% from the same period last year. Income from operations totaled $4.9 million, up from $3.6 million during the third quarter of 2004. Net income was $3.2 million, or $0.26 a share for the quarter, compared to net income of $1.6 million and $0.13 a share for the same period in 2004.

Philippe Lemaitre, Woodhead Industries’ Chairman and Chief Executive Officer, commented, “We are pleased with our results this quarter. Performance in our Connectivity segment continued to improve for the third consecutive quarter, as evidenced by the strong 14.5% increase in revenue and the significant increase in income from operations compared to last year. Most importantly, the results of our 2004 Connectivity initiatives continue to produce higher growth than the industry average in North America. Our North American Connectivity revenue was up 22.4% and income from operations more than doubled.”

In the Connectivity segment, third quarter sales were $43.3 million and income from operations totaled $3.8 million versus $37.8 million and $1.6 million, respectively, last year. Sales increased 14.5% from third quarter 2004 levels and income from operations more than doubled due to higher volume and improved gross margins.

The Electrical segment’s revenue was $13.7 million, down 7.8% from the third quarter in 2004 due to $2.2 million of non-recurring U. S. government sales in 2004. Income from operations was $1.8 million, down from $2.3 million in the same period last year due to the lower revenue, but up $0.2 million from the second quarter of 2005 from to continued improvement in margins.

Outlook

Lemaitre commented, “At this time we now expect fourth quarter revenue to be approximately $55 million. Although the North American market continues to produce strong revenue growth, weaker economic conditions in Europe have caused us to lower our revenue forecast. However, due to operational improvements, we are forecasting earnings per share of approximately $0.22. This is only slightly lower than our previous guidance and includes $0.04 per share of Sarbanes-Oxley related costs.”

This press release contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.

Conference Call

Woodhead Industries, Inc., will host a conference call today, July 29, 2005, at 11:00 am Eastern Time to discuss performance and financial results for the fiscal third quarter. To access a live internet webcast of the conference call, visit the Company’s website at www.woodhead.com and select the webcast icon. The dial-in phone number is 800-500-0177 or 719-457-2679. The Access code is 4938816. A replay of the conference call will be archived and available on the Company’s website following the live event.

About Woodhead Industries, Inc.

Woodhead Industries (NASDAQ: WDHD) develops, manufactures and markets network and electrical infrastructure products engineered for performance in harsh, demanding, and hazardous industrial environments. Woodhead is known in the global industrial market by its recognized brands which include Brad Harrison®, BradPower™, BradControl™, SST™, Daniel Woodhead®, mPm®, applicom®, Aero-Motive® and RJ-Lnxx®. Our expertise extends from mechanical, electrical, and electronics to communication software products and technologies. Woodhead operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

For further information, contact: Robert Fisher, Vice President, Finance and CFO, 847-317-2400, e-mail: rfisher@woodhead.com.

[Tables to Follow]

WOODHEAD INDUSTRIES, INC.
Consolidated Balance Sheet
(Amounts in thousands)

	7/2/2005	10/2/2004
Assets
Current Assets
Cash and short-term investments	$16,866	$16,709
Accounts receivable	39,885	35,759
Inventories	20,580	19,106
Prepaid expenses	5,656	4,948
Refundable income taxes	2,528	2,863
Deferred income taxes	2,564	3,043

Total current assets	88,079	82,428

Property, plant and equipment, net	54,846	58,289
Goodwill, net	35,479	36,769
Deferred income taxes	2,562	2,427
Other Assets	1,042	1,151

Total Assets	$182,008	$181,064

Liabilities and Stockholders’ Investment
Current Liabilities
Accounts payable	$10,428	$9,423
Accrued expenses	12,261	13,245
Income taxes payable	1,519	1,272
Current portion of long-term debt	5,700	5,700

Total current liabilities	29,908	29,640
Long-term debt	25,200	25,200
Deferred income taxes	4,839	4,451
Other liabilities	3,578	4,339

Total Liabilities	63,525	63,630

Stockholders’ investment:
Common stock at par (shares issued: 12,233 at 7/2/05, 12,147 at 10/2/04)	12,233	12,147
Additional paid-in capital	21,251	20,236
Deferred stock compensation	(465)	(552)
Accumulated other comprehensive income	4,414	6,602
Retained earnings	81,050	79,001

Total stockholders’ investment	118,483	117,434

Total Liabilities and Stockholders’ Investment	$182,008	$181,064

WOODHEAD INDUSTRIES, INC.
Consolidated Income Statement
(Amounts in thousands, except per share data)

	Quarter Ended:			Nine Months Ended
	7/2/2005	6/26/2004	% Change	7/2/2005	6/26/2004	% Change

Net Sales	$56,958	$52,653	8.2%	$162,027	$148,638	9.0%
Cost of Sales	35,011	32,452	7.9%	102,513	92,588	10.7%

Gross Profit	21,947	20,201	8.6%	59,514	56,050	6.2%
% of Net Sales	38.5%	38.4%		36.7%	37.7%

Operating Expenses	17,046	16,496	3.3%	51,290	47,813	7.3%

Restructuring and Other Related Charges	—	113		—	1,205

Total Operating Expense	17,046	16,609	2.6%	51,290	49,018	4.6%
% of Net Sales	29.9%	31.5%		31.7%	33.0%
Income From Operations	4,901	3,592	36.4%	8,224	7,032	17.0%

% of Net Sales	8.6%	6.8%		5.1%	4.7%

Other Expenses
Interest Expense	473	605	(21.8%)	1,436	1,766	(18.7%)
Other (Income)/Expenses, Net	195	530		(1,108)	(1,021)

Other (Income)/Expenses	668	1,135		328	745
Income Before Taxes	4,233	2,457	72.3%	7,896	6,287	25.6%
% of Net Sales	7.4%	4.7%		4.9%	4.2%

Provision For Income Taxes	1,060	847	25.1%	2,180	1,663	31.1%

Net Income	$3,173	$1,610	97.1%	$5,716	$4,624	23.6%
% of Net Sales	5.6%	3.1%		3.5%	3.1%

Earnings per share
Diluted	$0.26	$0.13	100.0%	$0.47	$0.38	23.7%

Weighted-average common shares outstanding
Diluted	$12,238	$12,188	0.4%	$12,260	$12,177	0.7%

Dividends Per Share	$0.10	$0.10	0.0%	$0.30	$0.30	0.0%

SEGMENT DATA

	Quarter Ended:			Nine Months Ended
	7/2/2005	6/26/2004	% Change	7/2/2005	6/26/2004	% Change

Net Sales
Connectivity	$43,252	$37,790	14.5%	$122,633	$107,343	14.2%
Electrical	13,706	14,863	(7.8%)	39,394	41,295	(4.6%)

Total	$56,958	$52,653	8.2%	$162,027	$148,638	9.0%

Income From Operations
Connectivity	$3,794	$1,553	144.3%	$6,139	$2,568	139.1%
Electrical	1,775	2,338	(24.1%)	3,644	5,027	(27.5%)
Corporate and Other	(668)	(299)		(1,559)	(563)

Total	$4,901	$3,592	36.4%	$8,224	$7,032	17.0%